UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 16, 2007

American Real Estate Partners, L.P.

 (Exact name of registrant as specified in its charter)

Delaware	1-9516	13-3398766
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, Suite 4700, New York, NY 10153
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 702-4300

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.02. - Termination of a Material Definitive Agreement.

On July 16, 2007, the Agreement and Plan of Merger, dated February 9, 2007, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated July 9, 2007, or, collectively, the Merger Agreement, by and among Lear Corporation, a Delaware corporation, or Lear, and our indirect wholly-owned subsidiaries, AREP Car Holdings Corp., a Delaware corporation, or Parent, and AREP Car Acquisition Corp., a Delaware corporation, or Merger Sub, terminated automatically pursuant to its terms. The Merger Agreement terminated because the requisite vote of Lear’s shareholders in favor of the proposed merger of Merger Sub with and into Lear, or the Requisite Vote, was not obtained prior to 5:00 p.m., Eastern Time, on July 16, 2007.

Because the Requisite Vote was not obtained, pursuant to the Merger Agreement, Lear will (1) pay Parent $12.5 million (2) issue to Parent 335,570 shares of Lear’s common stock, or the Common Stock, and (3) increase from 24.5% to 27% the share ownership limitation under the waiver of Section 203 of the Delaware General Corporation Law granted by Lear to affiliates of and funds managed by Carl C. Icahn. In addition, if (1) Lear stockholders enters into a definitive agreement with respect to an Acquisition Proposal, as defined, within 12 months after the termination of the Merger Agreement and such transaction is completed and (2) such Acquisition Proposal has received approval, if required by applicable Law, by the affirmative vote or consent of the holders of a majority of the outstanding shares of Lear common stock within such 12 month period, Lear will be required to pay to Parent an amount in cash equal to the Superior Fee, as defined, less $12.5 million.

In connection with the termination of the Merger Agreement, the commitment letter, dated as of February 9, 2007, or the Commitment Letter, by and among Merger Sub, Bank of America, N.A. and Banc of America Securities LLC, also terminated pursuant to its terms. The Commitment Letter contemplated that Bank of America would act as the initial lender under two senior secured credit facilities in an aggregate amount of $3.6 billion, consisting of a $1.0 billion senior secured revolving facility and a $2.6 billion senior secured term loan B facility. The credit facilities were intended to refinance and replace Lear’s existing credit facilities and to fund the transactions contemplated by the Merger Agreement. The Commitment Letter terminated due to the failure of Parent, Merger Sub and Lear to consummate the proposed merger.

Carl C. Icahn beneficially owns approximately 90% of our outstanding depositary units and 86.5% of our preferred units and also beneficially owns approximately 15.8% of the outstanding common stock of Lear through certain of his affiliated entities. Vincent J. Intrieri is a member of the board of directors of American Property Investors, Inc., our general partner, and is also a member of the board of directors of Lear.

Section 8 - Other Events

Item 8.01. Other Events.

On July 16, 2007, we issued a press release, a copy of which is furnished as Exhibit 99.1.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

2.1
Agreement and Plan of Merger, dated as of February 9, 2007, by and among AREP Car Holdings Corp., AREP Car Acquisition Corp. and Lear Corporation (incorporated by reference to Exhibit 2.1 to AREP’s Form 8-K (SEC File No. 1-9516), filed on February 9, 2007).

2.2
Amendment No. 1, dated as of July 9, 2007, to the Agreement and Plan of Merger, dated as of February 9, 2007, by and among AREP Car Holdings Corp., AREP Car Acquisition Corp. and Lear Corporation (incorporated by reference to Exhibit 2.1 to Lear’s Current Report on Form 8-K (SEC File No. 1-11311), filed on July 9, 2007).

10.3
Commitment Letter, dated as of July 9, 2007, by Bank of America, N.A. and Banc of Americas Securities LLC (incorporated by reference to Exhibit 10.3 to AREP’s Form 8-K (SEC File No. 1-9516), filed on February 9, 2007).

99.1	Press Release, issued by AREP on July 16, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REAL ESTATE PARTNERS, L.P. (Registrant)

	By:	American Property Investors, Inc., its General Partner

		By:	/s/ Andrew Skobe
Andrew Skobe
Interim Chief Financial Officer American Property Investors, Inc., the General Partner of American Real Estate Partners, L.P.

Date: July 18, 2007